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                                                                      Exhibit 99

                                  RISK FACTORS

        You should carefully consider the risks described below before making a decision to invest in our company. The risks described below are not the only ones we face. Additional risks that are not presently known to us or which we currently believe are immaterial may also impair our business operations. Our business, financial conditions or results of operation could be materially adversely affected by any of these risks.

We are a development-stage company with only a limited history of operations.

        We are a development stage company. We have limited experience in developing and commercializing new products based on innovative technologies and there is limited information available concerning our financial performance or the market acceptance of our existing and proposed products.

        Our business prospects are subject to all the risks, expenses and uncertainties encountered by any new company, as well as those encountered by companies operating in the rapidly evolving markets for Internet products and services. These risks include:

        o      the failure to develop brand name recognition and reputation;

        o      the failure to achieve market acceptance of our services;

        o slow down in general consumer acceptance of the Internet as a vehicle for commerce; and

        o an inability to grow and adapt our business and technology to evolving consumer demand.

We may not be successful in addressing these risks or the other risks set forth herein.

We have significant and continuing losses and our auditors have expressed concern about our ability to continue as a going concern.

        Since inception, Worlds (including our predecessor company) has incurred significant net losses. Our predecessor company incurred losses of $1,181,133, $7,582,832 and $10,186,954 for the years ended December 31, 1994, 1995, and
1996, respectively, and $2,285,220 for the period ended December 3, 1997, with an accumulated deficit from inception in April 1994 to December 3, 1997 of $21,236,139. We incurred additional losses of $6,686,471 from inception in April 1997 through December 1997, $2,648,681 for the year ended December 31, 1998 and $3,339,500 for the year ended December 31, 1999.

        We anticipate that we will continue to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing our products. We will not generate any meaningful revenues until after we successfully attract and retain a significant number of advertisers and users to our 3D sites and other customers for our 3D technology. We may not be able to attract and retain a sufficient number of advertisers, users and customers to generate meaningful revenues or achieve profitable operations. Further, 3D sites based on our technology may prove to not be commercially viable and superior technology to create and deliver 3D sites may exist or may be developed by our competitors.

We expect to spend a large amount of money in advance of profits as we introduce our products and expect to seek to raise additional capital through equity and debt offerings.

        Our capital requirements for the development and commercialization of our technology, creation of our 3D sites and our general operations have been and will continue to be significant. Historically, we have been dependent on financings to fund our development and working capital needs.

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        We expect to continue to incur significant operating expenses and make relatively high capital expenditures as we roll out our Internet business and expand our product offerings. These operating expenses and capital expenditures will initially outpace revenues and result in significant losses in the near term. During the periods that we experience net losses, we expect to be dependent upon sales of our capital stock and debt securities to finance our working capital requirements. Based upon our current plans and assumptions relating to our business plan, we anticipate that our existing capital resources will satisfy our capital requirements through at least 2000. However, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations.

        We will need to raise additional capital during 2000, which may be in the form of equity or debt financing. Any issuance of equity securities would dilute the interest of our shareholders. Additionally, if we incur debt, our company will become subject to risks that interest rates may fluctuate and cash flow may be insufficient to pay the principal and interest on any such debt. If financing is not available as we require it, we could be forced to slow down the growth of our business or suspend operations entirely.

We may not be able to successfully develop marketable products based upon our technology.

        Although we recently have introduced the first commercial applications based on our technology, we may encounter problems in our continuing efforts to refine our technology and to utilize this technology in other commercial applications. In connection with these efforts, we may experience unanticipated delays, expenses, technical problems or other difficulties. It is also possible that we will not have access to the funds necessary to satisfactorily complete any development efforts we undertake, which could result in abandonment or substantial change in product commercialization. In addition, there can be no assurance that we will be able to successfully adapt our technology to satisfy specific requirements of potential customers.

        Upon completion and introduction of any commercial application, there can be no assurance that such application will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use. Applications based on complex technologies such as ours may contain errors which only become apparent subsequent to commercial introduction. If we introduce commercial applications which prove to contain errors or which otherwise do not perform as intended, we would have to remedy such errors, which could delay our plans with respect to other applications and which could cause us to incur substantial, unanticipated additional expense.

We may not be able to develop and maintain marketing relationships with other Internet companies.

        Our strategy for expanding brand recognition through online advertising depends to some extent on our relationship with other Internet companies. We plan to enter into marketing agreements with these companies that will permit us to advertise our products and services on their web pages. There can be no assurance that we will be able to negotiate these agreement on favorable terms or at all. Additionally, other e-commerce and music-related sites which advertise on popular web sites may have exclusive advertising relationships with such sites or may otherwise object to our attempts to enter into marketing agreements or relationships with such sites. If we cannot secure or maintain these marketing agreements on favorable terms, our business prospects could be substantially harmed.

In addition to our own technology, we use the technology of others in the creation of our products.

        Although our proprietary technology is the foundation of our products, we also use the technology of other companies in the creation and delivery of our products. Accordingly, any delay or termination by any of these third-party providers in the provision of their technologies to us could cause a disruption in the commercial distribution of our own products. Further, any material increases in the prices these providers charge us for use of their technologies could force us to increase the prices we charge for our own products or possibly make the creation and distribution of our products no longer economically feasible or desirable. We cannot assure you that any of these companies will continue to provide their technology to us in an efficient and cost-effective manner. An interruption in or termination in our access to any

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necessary third party technologies, and our subsequent inability to make alternative arrangements in a timely manner, if at all, would have a material adverse effect on our business and financial condition.

The market may not readily accept our products.

        Demand and market acceptance for new products, such as 3D Ultimate Chat, are subject to a high level of uncertainty. The successful introduction of any new product requires a focused, efficient strategy to create awareness of and desire for the products. For example, in order to achieve market acceptance for 3D Ultimate Chat, we will need to educate the members of the music industry, such as record companies, record labels and recording artists, about the marketing benefits this product could provide them. Similarly, we will have to make music buyers and Internet consumers aware of this product's existence, draw users to the site and compel them to return to the site for repeat visitations. We have conducted only limited marketing activities to date and have only limited experience and financial, technical, personnel and other resources to independently undertake extensive marketing activities.

        Our marketing strategy may be unsuccessful and is subject to change as a result of a number of factors, including changes in market conditions (including the emergence of market segments other than music which in our judgment can be readily exploited through the use of our technology), the nature of possible license and distribution arrangements and strategic alliances which may become available to us in the future and general economic, regulatory and competitive factors.

        There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed products.

We operate in very competitive markets characterized by the existence of large competitors and rapidly changing technology.

        The markets for our products are characterized by intense competition and increasing numbers of new market entrants who have developed or are developing potentially competitive products.

        We face competition from a growing number of companies, including online and Internet service providers, online shopping malls, online direct music retailers, online music and book sites and traditional music retailers. In addition, the very companies with which we do business, such as the record labels, may determine to create and distribute their own 3D Internet sites. Many of our competitors have advantages over us, including:

        o longer operating histories and greater financial, technical, marketing and other resources;

        o      a wider range of services and financial products;

        o      greater name recognition and larger customer base;

        o      more extensive promotional activities; and

        o cooperative relationships among themselves and with third parties to enhance services and products.

        Our products are based upon our proprietary technology. Competitors may develop superior technology or determine as a group to adopt standards with which our technology is not compatible. Currently, there are many companies collaborating to establish standardization of the Virtual Reality Modeling Language for 3D usage on the Internet, the adoption of which may require changes to our technology. The markets in which we compete are characterized by rapidly changing technology and evolving industry standards which could result in product obsolescence or short product life cycles. Accordingly, our ability to compete will be dependent upon our ability to develop and successfully introduce new products into the marketplace in a timely manner and to continually enhance and improve our technology (including to conform to any industry standards).

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We will need to introduce new services and products in a timely manner in order to remain competitive.

        The markets for products sold through the Internet are characterized by rapid changes in customer requirements, frequent new service and product introductions and evolving industry standards. Accordingly, we must be able to develop new services and products that address the increasingly sophisticated and varied needs of our users and prospective users.

        The development and enhancement of services and products entails significant risks, including:

        o the inability to effectively adapt new technologies to our business;

        o the failure to conform our services and products to evolving industry standards;

        o the inability to develop, introduce and market service and product enhancements or new services and products on a timely basis; and

        o      the nonacceptance by the market of such new service and products.

If we fail to recognize or address the need for new service or product introductions, or if we encounter any of the foregoing problems, our business and financial condition could be materially adversely effected.

Disruption in any element of our technology backbone could harm our business or limit our growth.

        We are highly dependent on our systems to process, on a daily basis, a large and growing number of transactions. We rely heavily on our web service providers, data processing systems and telecommunications systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer disruptions of our business and damage to our reputation and the development of our brand name, any and all of which could have a material adverse effect on our business and limit our ability to grow.

        We also must ensure that users do not experience significant or frequent disruptions in their access to our web sites. Our web sites could become inaccessible for numerous reasons, including as a result of failure by our servers and/or software glitches. Web site failures could result in loss of existing users and missed opportunities to garner additional users. Accordingly, any failure to have adequate systems in place to ensure the constant monitoring and maintenance of, and accessibility to, our sites could have a material adverse effect on our business and financial results.

        Access to our sites is also directly dependent on the operating condition of the Internet in general. Our success, therefore, will depend in part upon the development and maintenance of the Internet's infrastructure to cope with increased user traffic. This will require a reliable network backbone possessing the necessary bandwidth, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services to users. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face similar outages and delays in the future, which could have a material adverse effect on our business and financial condition.

We cannot be certain that our network security systems won't be circumvented.

        The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications. We are potentially vulnerable to attempts by unauthorized computer users to penetrate our network security. If successful, those individuals could misappropriate proprietary information or cause interruptions in our services. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate resulting problems. In addition to security breaches, inadvertent transmission of computer viruses could expose us to the risk of disruption of our business, loss and possible liability. concerns over the security of Internet transactions and the privacy of its users may also inhibit the growth of the Internet generally as a means of conducting commercial transactions.

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        We rely upon encryption and authentication technology, including public key cryptography technology licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the procedures we use to protect customer transaction data. If any such compromise of our security occurs, our business, financial condition and operating results could be materially adversely affected.

We are subject to the risks associated with fluctuations in the sales of prerecorded music and related products.

        The recorded music industry has experienced an overall slowdown during the late 1990s relative to the early 1990s, a trend which is expected to continue. During the mid-1990s, several of the country's largest record store chains and many independent music shops either declared bankruptcy or went out of business as sales of prerecorded music experienced this slowdown. Industry analysts suggest several causes for this trend, including a glut of products on the market. In addition, each recording is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. Generally, in the record industry, prerecorded music is shipped to wholesalers and/or retailers on a returnable basis. Accordingly, there can be no assurance as to the financial success of any particular release, the timing of such success or the popularity of any particular artist. There can be no assurance that any of the prerecorded music producers, artists or distributors that may use our technology or our sites will be able to generate any significant revenue through such use or, if they do, that such revenue will be sufficient to recoup costs.

We are dependent on the success of the Internet as a commercial market place.

        Consumers have started to use the Internet only recently and market acceptance of the Internet as a medium for commerce and advertising is therefore still uncertain. The rapid growth of global commerce and the exchange of information on the Internet and other online networks is relatively new and still evolving, making it difficult to predict whether the Internet will prove to be a viable commercial marketplace. We believe that our future success may depend on our ability to significantly increase revenues which may require the development and widespread acceptance of the Internet and online services as a medium for commerce and advertising.

        The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high speed modems and security procedures for financial transactions. Consumer concern over Internet security has been, and could continue to be, a barrier to commercial activities requiring consumers to send their credit card information over the Internet. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by sustained growth. In addition, the viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols, the inability to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet does not continue to grow, or if the necessary Internet infrastructure or complementary services are not developed to effectively support growth that may occur, our business, result of operations and financial condition would be materially adversely affected.

We face potential liability for the content delivered over our sites.

        While we intend to acquire all licenses and other rights necessary to conduct our business without violating any copyrights, there can be no assurance that we will be able to do so. Due to the nature of our business, we could become involved in litigation regarding the music, video and other content transmitted over our sites which could force us to incur significant legal defense costs, could result in substantial damage awards against us and could otherwise damage our brand name and reputation.

        In addition, because music materials may be downloaded from our sites and may be subsequently distributed to others, claims could be made against us for "pirating" and copyright or trademark infringement. Claims also could be made against us if material deemed inappropriate for viewing by children is accessed or accessible through our sites. While we carry insurance policies, our insurance

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may not cover these types of claims or may not be otherwise adequate to cover liability that may be imposed. Any partially or completely uninsured claim against us, if successful and of sufficient magnitude, would have a material adverse effect on us.

Government regulation may impact our operations.

        Notwithstanding the U.S. Supreme Court's decision upholding the principle that the Constitutional protections relating to freedom of speech extend to content delivered on the Internet, there are currently few laws or regulations directly applicable to the Internet and the content thereon. As a result of the increasing popularity and use of the Internet, it is possible that laws and regulations covering user privacy, responsibility for content, service pricing and quality and other issues may be adopted, modified, or changed. The adoption of any such laws or regulations may limit the growth of the Internet, which could in turn decrease the demand for our products and services and increase our cost of doing business. Inasmuch as the applicability to the Internet of the existing laws governing issues such as property ownership, libel and personal privacy is uncertain, any such new legislation or regulation or the application of existing laws and regulations to the Internet could have an adverse effect on our business and prospects.

We are dependent on certain technology we deem proprietary and may not be able to protect this technology or defend our right to use it.

        We regard our technology and various elements relating thereto as proprietary. We have not determined whether we will attempt to protect our technology with copyrights, trade secret laws, proprietary rights agreements, internal nondisclosure agreements or other intellectual property safeguards. Even if we do use such safeguards, they ultimately may not afford us complete protection and we may not be able to prevent others from independently developing know-how or accessing our know-how or software codes, concepts, ideas and related documentation.

        Although we believe that our products do not violate the proprietary rights of others, it is possible that infringement of existing or future proprietary rights of others have occurred or may occur. If our products infringe on the proprietary rights of others, we may be required to modify the design of our products or obtain licenses from the owners of the proprietary rights involved. In the event we are required to obtain any such license, there can be no assurance that we will be able to do so in a timely manner, upon acceptable terms and conditions or at all.

        There can be no assurance that we will have the financial or other resources to enforce our proprietary rights or to defend a patent infringement action against us.

Our growth may be difficult to manage.

        Growth of our business may place a significant strain on our management systems and resources and may require us to implement new operational and financial systems, procedures and controls. Our failure to manage our growth and expansion could adversely affect our business, results of operations and financial condition. Moreover, our present systems may not be adequate to accommodate rapid growth in user demand. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate increased traffic may cause decreased levels of customer service and satisfaction. Failure to implement new systems effectively or within a reasonable period of time could adversely affect our business, results of operations and financial condition. We also intend to introduce additional or enhanced features and services to retain current users and attract new users to our web site. If we introduce a feature or a service that is not favorably received, our current users may not use our web site as frequently and we may not be successful in attracting new users. We also may experience difficulties that could delay or prevent us from introducing new services and features. Furthermore, these new services or features may contain errors that are discovered only after they are introduced. We may need to significantly modify the design of these services or features to correct errors. If users encounter difficulty with or do not accept new services or features, our business, results of operations and financial condition could be adversely affected.

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It is important that we build awareness of our brand and business.

        Although we intend to devote increased amounts of capital to creating and maintaining brand loyalty and raising awareness of our products and services, our failure to advertise and market our products and services or brand effectively could cause our business to suffer. Our success in promoting our brand also will depend on our success in providing our customers high-quality products and services and a high-level of customer satisfaction.

Our business could be significantly disrupted if our systems and the systems of others prove not to be year 2000 compliant.

        We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Because we are largely dependent on our ability to conduct our operations through the Internet, any significant disruption of this computer infrastructure caused by the Year 2000 problem could significantly interfere with our business operations. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. Although we have not experienced any disruptions in our operations due to Year 2000 issues, disruptions may occur in the future. If our efforts to address Year 2000 compliance issues turn out to be unsuccessful, or if vendors with whom we conduct business unsuccessfully addressed such issues, our business, operating results and financial position could be materially and adversely affected.

We are dependent on key personnel and need to hire and retain other talented employees.

        Our success is dependent, in part, on the personal efforts of Steven Chrust, our Chairman of the Board, and Thomas Kidrin, our Chief Executive Officer, and other key personnel. We have a consulting agreement with Mr. Chrust's consulting company which has a term through April 2002, but this agreement does not require Mr. Chrust to devote any specified amount of time with respect to our company. We currently have no employment agreement with Mr. Kidrin, although, we maintain "key-man " insurance on his life in the amount of $1,000,000. The loss of either Mr. Chrust's or Mr. Kidrin's services could have a material adverse effect on our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial, and other personnel. We do not currently have a Chief Financial Officer or other personnel to fill key management and marketing positions. Competition for qualified personnel is intense and we may not be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel would have a material adverse effect on our business and operations.

Possible issuances of our capital stock would cause dilution to our existing shareholders.

        While we currently have approximately 17,700,000 shares of common stock outstanding, we are authorized to issue up to 65,000,000 shares. Therefore, we will be able to issue a substantial number of additional shares without obtaining shareholder approval. In the event we elect to issue additional shares of common stock in connection with any financing, acquisition or otherwise, current shareholders could find their holdings substantially diluted, which means they will own a smaller percentage of the our company.

Certain shareholders control a substantial portion of our outstanding common stock.

        Our executive officers, directors and principal shareholders own a significant portion of the outstanding shares of common stock. Accordingly, these persons, acting together, will be able to influence the election of our directors and thereby influence or direct our policies. Further, two directors and a principal shareholder have agreed to vote all of their shares for the election of Mr. Steven Chrust, our Chairman of the Board, as a director through April 2002.

No dividends have been paid on our common stock.

        To date, we have not paid any cash dividends on our common stock and we do not expect to declare or pay dividends on the common stock in the foreseeable future. In addition, the payment of cash dividends may be limited or prohibited by the terms of any future loan agreements.

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The market price of our common stock is very volatile.

        The price of our common stock historically has been subject to wide price fluctuations. In addition, the daily volume of our shares traded on the OTC Bulletin Board has been relatively small. Therefore, our shareholders may not always be able to sell their shares of common stock at the time they want or at the most advantageous price.

We are subject to "penny stock " regulations.

        Broker-dealer practices in connection with transactions in "penny stocks "are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information on penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker- dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse), the broker- dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

        These requirements may reduce the level of trading activity, if any, in the secondary market for our common stock. As a result of the foregoing, our shareholders may find it more difficult to sell their shares. We intend to apply for inclusion of our securities in the Nasdaq Stock Market as soon as we meet the applicable requirements. We may not meet such requirements in the near future or at any time.

The exercise or conversion of outstanding options and warrants into common stock will dilute the percentage ownership of our other stockholders. The sale of such common stock in the open market could adversely affect the market price of our common stock.

        There are outstanding options and warrants to purchase an aggregate of approximately 3,975,000 shares of our common stock and more options will be granted in the future under our employee benefit plans. Substantially all of the shares of common stock underlying such securities are or will be registered for resale under the Securities Act. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options or warrants, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

The sale of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

        Substantially all of our currently outstanding shares of common stock have been registered for sale under the Securities Act, are eligible for sale under an exemption from the registration requirements or are subject to registration rights pursuant to which holders may require Worlds to register such shares in the future. Sales or the expectation of sales of a substantial number of shares of our common stock in the public market could adversely affect the prevailing market price of our common stock.

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